Exhibit 10.53

DEFERRED COMPENSATION AGREEMENT
BETWEEN
ALLIANCE ENERGY LLC AND EDWARD J. FANEUIL

This Agreement (the “Agreement”) is entered into between Alliance Energy LLC (the “Company”) and Edward J. Faneuil (the “Executive”).

WHEREAS, the Executive is the Secretary and chief legal advisor of, and provides significant senior management services to, the Company; and

WHEREAS, in consideration of (i) the Executive being available to provide management services to the Company from time to time through the earlier of (a) August 1, 2014; and (b) the day prior to the Executive becoming entitled to receive payment of the Deferred Compensation pursuant to Section 1 below, and (ii) the restrictive covenants set forth in attached Exhibit A, the Company agrees to provide deferred compensation to the Executive, payable in the amounts and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises made herein, the Executive and the Company hereby agree as follows:

1.                                       Deferred Compensation.  The Company agrees to pay to the Executive deferred compensation on the following terms and conditions.

(a)                                  Except as otherwise provided in Sections 1(b) and 1(c) below, the Company shall pay to the Executive an amount equal to $70,000 per year (the “Deferred Compensation”) in equal monthly installments of $5,833.33, subject to applicable withholding, on the first business day of each month for 15 years (180 months) commencing on August 1, 2014.

(b)                                 In the event that the Executive dies prior to having received any or all of the aggregate amount of the Deferred Compensation payable under Section 1(a) (including if the Executive’s death occurs before August 1, 2014), the Company shall pay to his Beneficiary (as defined in Section 2 below) within sixty (60) days of the Executive’s date of death a single lump-sum payment in an amount equal to the present value of the remaining payments that would have been paid to the Executive had he not died.  Such single lump-sum payment shall be calculated by applying a discount rate equal to the then applicable 10-year Treasury Note interest rate.

(c)                                  If there is a Change in Control (as defined in Section 2 below), or if the Executive is determined to have become Disabled (as defined in Section 2 below), prior to the Executive having received any or all of the aggregate amount of the Deferred Compensation payable under Section 1(a) (including if the Change in Control or determination that the

Executive has become Disabled occurs before August 1, 2014), the Company shall pay to the Executive within sixty (60) days of the effective date of the Change in Control or the determination that the Executive has become Disabled, a single lump-sum payment in an amount equal to the present value of the remaining payments that would have been paid to the Executive had the Change in Control not occurred or had the Executive not become Disabled.  Such single lump-sum payment shall be calculated by applying a discount rate equal to the then applicable 10-year Treasury Note interest rate.

2.                                       Definitions. For purposes of this Agreement, the following definitions apply:

(a)                                  “Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control shall be determined by a majority of voting power only.

(b)                                 “Beneficiary” means the Person or Persons designated by the Executive in writing to receive the payment of Deferred Compensation in the event of the Executive’s death. The form of Beneficiary designation is attached to this Agreement as Exhibit B. Any Beneficiary designation shall be effective only upon actual receipt by the Company of such form. If no specific Beneficiary has been designated or all designated Beneficiaries predecease the Executive, the Beneficiary shall be the Executive’s estate.

(c)                                  A “Change in Control” shall occur on the date that any one Person or group (other than Alfred Slifka or Richard Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the equity interests of the Company that, together with the equity interests of the Company already held by such Person or group, constitutes more than 50% of the total voting power of the equity interests of the Company; provided, however, if any one Person or group is considered to own more than 50% of the total voting power of the equity interests of the Company, the acquisition of additional equity interests by the same Person or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted, to the extent applicable, to comply with Section 409A of the Code, and the provisions of Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended, and its related interpretive guidance, regulations and rulings.

(f)                                    “Disability” or “Disabled” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(g)                                 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company.

3.                                       Confidential Information and Restricted Activities. The Executive will be subject to the terms and conditions relating to confidential information, non-solicitation and non-competition set forth in Exhibit A, which is incorporated into this Agreement by reference.

4.                                       Amendment and Termination.  This Agreement may be amended or terminated only with the mutual written consent of the Company and the Executive.  In the event of any amendments involving further deferrals of the Deferred Compensation, each installment payment called for under Section 1 above shall be treated, to the extent permissible under the Code, as a separate payment for purposes of Section 409A of the Code.

5.                                       Section 409A; No Guarantee of any Tax Consequences.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) and this Agreement shall be interpreted to comply with Section 409A.  If any provision provided herein results in the imposition of an additional tax under the provisions of Section 409A, the Executive and the Company agree that any such provision will be reformed, to the extent possible, to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A. Notwithstanding the foregoing, the Company makes no guarantee of any tax consequences under any section of the Code or state tax laws, including, without limitation, Section 409A.

6.                                       Unsecured Promise to Pay.  This Plan constitutes an unfunded and non-qualified deferred compensation arrangement between the Company and the Executive. Neither the Executive nor any other person shall have any interest in any specific asset or assets of the Company by reason of any obligations hereunder nor any rights to payment of any Deferred Compensation except as expressly provided hereunder. The rights of the Executive and any designated beneficiary are unsecured and shall be subject to the creditors of the Company.

7.                                       Incapacity.  If the Company shall receive evidence satisfactory to it that Executive or any Beneficiary entitled to receive any benefit under this Agreement, at the time when such benefit becomes payable, is a minor or is physically or mentally incompetent to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of the Executive or Beneficiary shall have been duly appointed, the Company may make payment(s) of benefits otherwise payable to the Executive or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit. Notwithstanding the foregoing, if there is a reasonable question as to who is the rightful recipient of any Deferred Compensation payments under this Agreement, the Company may file an action in a court of competent jurisdiction to resolve such question.

8.                                       Spendthrift Provision.  The Deferred Compensation shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee.

9.                                       Plan Administration.  This Agreement is intended to be a plan (the “Plan”) of deferred compensation for a select group of management or highly compensated employees described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted and administered accordingly.  The Plan shall be administered by the Board of Directors of AE Holdings Corp., the sole member of the Company, or any successor group of such Board of Directors (the “Board”). The Board shall have discretionary power and authority to administer and interpret the Plan and make claims determinations consistent with the terms of the Plan.  Determinations by the Board shall be final and binding on all parties with respect to all matters relating to the Plan.  The Board may delegate any of its responsibilities under the Plan provided that such delegation does not result in any violation of the Plan or any applicable law, rule, regulation or order.

10.                                 Claims.  Any person (“Claimant”) claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Plan’s Committee, consisting of one or more individuals designated by the Board from time to time (the “Committee”).  The Committee may, in its discretion and at any stage of the claims process, hold one or more hearings.  The Claimant may, at the Claimant’s own expense, have an attorney or other representative act on the Claimant’s behalf; provided that a written authorization is presented to the Committee.  The procedure applied to a claim will depend upon whether the Committee must determine whether a Participant has a Disability to determine his/her entitlement to benefits.

(a)                                  Procedures for Claims Not Requiring a Disability Determination.  For claims that do not involve a Disability determination, the following claims procedures shall apply.

(i)                                     Timing of Initial Decision.  Within 90 days after the Claimant delivers the claim, the Claimant will receive either: (A) a decision; or (B) a notice for extension describing special circumstances requiring additional time to process the claim (up to 180 days from the day the Claimant delivered the claim).  Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision.

(ii)                                  Content of Initial Decision.  If the Claimant’s claim is denied in whole or in part, the Claimant will receive a written notice specifying: (A) the reasons for the denial; (B) the Plan provisions on which the denial is based; (C) any additional information needed from the Claimant in connection with the claim and the reason such information is needed; and (D) an explanation of the claims review procedure and the applicable time limits, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.  The time limits for making a decision on the Claimant’s claim will be frozen until any necessary additional information is received by the Committee.

(iii)                               Appeal.  To appeal a benefit claim decision, the Claimant must deliver the Claimant’s written request for review to the Committee within 60 days of the date the Claimant received the initial claim denial. The Claimant’s written request for review may (but is not required to) include issues, comments, documents, and other records the Claimant wants considered in the review.  All the information the Claimant submits will be taken into account on appeal, even if it was not reviewed as part of the initial decision.  The Claimant may ask to examine or receive free copies of all pertinent Plan documents, records, and other information relevant to the Claimant’s claim by asking the Committee.

(iv)                              Timing of Decision Upon Appeal.  Within 60 days after the Claimant delivers the request for review, the Claimant will receive either: (A) a decision; or (B) a notice for extension describing special circumstances requiring additional time to process the Claimant’s claim (up to 120 days from the day the Claimant delivered the request for review).  Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision on appeal.

(v)                                 Content of Decision Upon Appeal.  The decision on the Claimant’s appeal will be in writing and will specify:  (A) the reasons for the decision; (B) the Plan provisions on which the decision is based; (C) any documents, records or other information relevant to the Claimant’s claim and a statement that such documents, records and/or other relevant information is available free of charge upon request; and (D) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b)                                 Procedures for Claims Requiring a Disability Determination.  For claims that involve a Disability determination, the following claims procedures shall apply.

(i)                                     Timing of Initial Decision.  Within 45 days after the Claimant delivers the claim, the Claimant will receive either: (A) a decision; or (B) a notice for extension describing special circumstances requiring additional time to process the claim (up to 75 days from the day the Claimant delivered the claim).  Any notice for extension will explain the standards on which the Claimant’s entitlement to a benefit is based, describe the unresolved issues that prevent an immediate decision on the claim, and indicate any additional information needed.  The Claimant will be given at least 45 days to provide any necessary additional information specified in the notice for extension, and the time limits for making a decision on the claim will be frozen until any necessary additional information is received by the Committee.  The Plan may extend its decision for a second 30-day period if additional reasons beyond the control of the Plan exist.  The Committee will provide the Claimant with written notice if such circumstances arise.

(ii)                                  Content of Initial Decision.  If the Claimant’s claim is denied in whole or in part, the Claimant will receive a written notice as set forth in Section 10(a)(ii) herein, which notice shall also specify any internal guidelines or criteria that were relied upon in making the adverse determination.  The Claimant may request to examine or receive free copies of such internal guidelines or criteria.

(iii)                               Appeal.  To appeal a Disability benefit claim decision, the

Claimant must deliver the Claimant’s written request for review to the Committee within 180 days of the date the Claimant received the initial claim denial.  The Claimant’s written request for review may (but is not required to) include issues, comments, documents, and other records the Claimant wants considered in the review.  All the information the Claimant submits will be taken into account on appeal, even if it was not reviewed as part of the initial decision.  The Claimant may ask to examine or receive free copies of all pertinent Plan documents, records, and other information relevant to the Claimant’s claim by asking the Committee.  The Claimant will receive information concerning the identity of medical or vocational experts whose advice was obtained by the Plan in connection with the Claimant’s initial claim denial, even if the advice of such expert(s) was not relied upon by the Committee in making the initial decision.  The review shall not afford any deference to the initial decision and the review will be conducted by the Board.  With respect to any decision made that is based in whole or in part on a medical judgment, the Board shall consult with a health care professional who has appropriate training and experience in the field of medicine with respect to such decision, and such health care professional shall not be the same person who was consulted with respect to the initial decision on the claim, nor a subordinate of such person.

(iv)                              Timing of Decision Upon Appeal.  Within 45 days after the Claimant delivers the request for review, the Claimant will receive either: (A) a decision; or (B) a notice for extension describing special circumstances requiring additional time to process the Claimant’s claim (up to 90 days from the day the Claimant delivered the request for review).  Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision on appeal.

(v)                                 Content of Decision Upon Appeal.  The Claimant will receive a written notice as set forth in Section 10(a)(v) herein, which notice shall also specify any internal guidelines or criteria that were relied upon in making the adverse determination.  The Claimant may request to examine or receive free copies of such internal guidelines or criteria.  The written notice will also include a statement: “You or your plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor office and your State insurance regulatory agency.”

(c)                                  Final Decision.  The Executive shall only be entitled to benefits under this Plan if the Committee (or the Board, if applicable), in its discretion, determines the Executive is entitled to them.  All decisions on appeal are final and binding on all parties, and decisions shall be reviewed, if at all, only for an abuse of discretion.

11.                                 Notices.  For purposes of this Plan, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, addressed to the Executive at the home address set forth in the Company’s records, and to the Company at its principal place of business (attention: President) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.                                 Successors and Assigns.  This Agreement shall be applicable to, and shall inure to the benefit of, the Company and its successors and assigns and to the Executive and his heirs, executors, administrators and personal representatives.

13.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles, to the extent not preempted by U.S. federal law.

14.                                 Consent to Jurisdiction.  In the event of any alleged breach of this Agreement which the parties are unable to settle by mutual consultation, the Company and the Executive hereby consent and submit to arbitration. Such arbitration shall take place in Boston, Massachusetts, unless the parties otherwise mutually agree in writing, in accordance with the employment rules of the American Arbitration Association and under the laws of the Commonwealth of Massachusetts. Unless otherwise required by law, the parties hereby agree to proceed before one impartial arbitrator selected by mutual agreement of the parties. Any demand for arbitration hereunder shall be filed within a reasonable time after the controversy or claim has arisen, but in no event later than the date when the institution of legal or equitable proceedings based on the claim would be barred by the statute of limitations under applicable law. This arbitration provision may be specifically enforced in any court of competent jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in the federal and state courts in and of the Commonwealth of Massachusetts.

15.                                 Waiver of Breach.  The waiver by the Company or the Executive of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach.

16.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

17.                                 Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement this 23rd day of September, 2009.

By:	/s/	Edward J. Faneuil
Edward J. Faneuil

ALLIANCE ENERGY LLC

By:		/s/ Richard Slifka
Name:		Richard Slifka
Title:		Treasurer